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                                                                      EXHIBIT 5



                           Levett, Rockwood & Sanders
                            Professional Corporation
                              33 Riverside Avenue
                          Westport, Connecticut  06880




                                            November 26, 1996



Cannondale Corporation
9 Brookside Place
Georgetown, Connecticut  06829-0122


         Re:     Cannondale Corporation
                 Registration Statement on Form S-8

Dear Sirs:

         Cannondale Corporation, a Delaware corporation (the "Company"), has filed a Registration Statement on Form S-8 (the "Registration Statement"), relating to the offering of Common Stock pursuant to its 1996 Stock Option Plan (the "Option Plan"), under which an aggregate of 750,000 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company are being offered to officers, employees and advisors of the Company and its subsidiaries. In connection therewith, we, as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed relevant for the purposes of this opinion.

         Upon the basis of such examination, we are of the opinion that the Shares have been duly authorized and, when sold in the manner contemplated by the Option Plan filed as an exhibit to the Registration Statement and upon receipt by the Company of payment therefor as provided therein, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Levett, Rockwood & Sanders
                                            Professional Corporation